                                                                   EXHIBIT 5.1



                               September 10, 1997


Sparta Pharmaceuticals, Inc.
101 College Road East
Princeton, NJ 08540

Gentlemen:

         We refer to the registration of 500,000 shares (the "Shares") of Common Stock, $0.001 par value, of Sparta Pharmaceuticals, Inc. (the "Company") to be offered pursuant to the Sparta Pharmaceuticals, Inc. 1991 Stock Plan, as amended (the "Plan") in a registration statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act").

         In rendering this opinion, we have examined the Plan, copies of the Registration Statement, copies of the corporate charter and by-laws of the Company, as amended, copies of certain resolutions of the Board of Directors of the Company and such other corporate records and documents as we have deemed necessary in order to enable us to express the opinion set forth below.

         Based on the foregoing examination, it is our opinion that, when issued against receipt of the agreed purchase price therefor pursuant to the exercise of options granted in accordance with the provisions of the Plan and in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,

                                    /s/ Dechert Price & Rhoads



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